Exhibit 99.1

Bonanza Creek Energy Executes Borrowing Under its Revolving Credit Facility and Restructures its Commodity Derivative Contracts

DENVER, March 10, 2016 - Bonanza Creek Energy, Inc. (NYSE: BCEI) announces it has elected to draw down $209 million on its credit facility, and currently has an aggregate of $300 million of borrowings, including a $12 million letter of credit, under the facility. As of March 9, 2016, the Company had $235 million of cash on its balance sheet after taking the recent draw into account. The Company also restructured its hedge book, eliminating in-the-money 3-way collar contracts in favor of crude oil hedges with a combination of in-the-money floor and above market fixed price contracts for the period April through December of 2016.

Richard Carty, President and Chief Executive Officer, commented, “Our recent election to draw down $209 million on our revolver was a risk management decision structured to mitigate exposure to capital market externalities in 2016. We are pleased to be working with our committed and supportive commercial bank syndicate in this regard. In addition, we elected to protect 2016 cash flows by monetizing our 3-way collars to fund the purchase of in-the-money floor and above market swap contracts. These recently purchased contracts represent greater than 80% of our forecasted Rockies oil production for the balance of 2016. The supplemental cash on our balance sheet reinforces our liquidity position while our team works to execute dispositions of our Mid-Continent assets and our Rocky Mountain Infrastructure subsidiary. Collectively, these measures are proactive steps taken by the Company to reduce our downside exposure to risks not in our direct control, and aim to preserve value for stockholders in the event of a recovery in business conditions.”

Prior to the announced draw on the credit facility, the Company’s outstanding borrowings had remained unchanged since November 9, 2015. Additionally, the Company has been primarily operating within cash flow from operations since year-end. The Company has a current cash position of $235 million compared to a cash position of $21 million at December 31, 2015. After the recent draw, the Company remains in compliance with the incurrence covenants under the indentures related to its senior unsecured notes.

The Company restructured its commodity derivative contracts by monetizing the 3-way collar contracts it had in place for April through December of 2016, and used the proceeds from the monetization to purchase increased volumes of floor and fixed price swap contracts. Details of the previous and current contracts are included in the tables below:

Derivative contracts as of December 31, 2015

Settlement Period	Collar Volume (Bbls/d)	Average Short Floor	Average Floor	Average Ceiling
1Q 2016	5,500	$70.00	$85.00	$96.83
2Q 2016	5,500	$70.00	$85.00	$96.83
3Q 2016	5,500	$70.00	$85.00	$96.83
4Q 2016	5,500	$70.00	$85.00	$96.83

Derivative contracts as of March 10, 2016

Settlement Period	Volume (Bbls/d)	Contract Type	Average Short Floor	Average Floor	Average Ceiling
1Q 2016	5,500	3-Way Collar	$70.00	$85.00	$96.83

			Swap Price
2Q 2016	3,103	Fixed Price Swap	$49.87
3Q 2016	2,704	Fixed Price Swap	$51.78
4Q 2016	2,303	Fixed Price Swap	$52.83

			Floor Price
2Q 2016	5,430	Floor (Long Put)	$51.01
3Q 2016	4,733	Floor (Long Put)	$51.01
4Q 2016	4,031	Floor (Long Put)	$51.01

About Bonanza Creek Energy, Inc.
Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountains in the Wattenberg Field, focused on the Niobrara and Codell formations, and in southern Arkansas, focused on the oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Bonanza Creek expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management and include statements regarding the execution of transactions for the Company’s Mid-Continent assets and Rocky Mountain Infrastructure subsidiary. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29,

2016, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
For further information please contact:
James R. Edwards
Director - Investor Relations
jedwards@bonanzacrk.com
720-440-6136